Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 62 to the Registration Statements on Form N-1A of Fidelity Mt. Vernon Street Trust: Fidelity 130/30 Large Cap Fund of our report dated January 16, 2013; Fidelity Growth Strategies Fund, and Fidelity New Millennium Fund of our reports dated January 14, 2013, on the financial statements and financial highlights included in the November 30, 2012 Annual Reports to Shareholders of the above referenced funds which is also incorporated by reference into the Registration Statements.

We further consent to the reference to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm(s)" in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts January 23, 2013